Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2022, relating to the consolidated financial statements of Tucson Electric Power Company and subsidiaries, appearing in the Annual Report on Form 10-K of Tucson Electric Power Company and subsidiaries for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

May 5, 2022